Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 27, 2023 (except for the adoption of ASU No. 2018-12 disclosed in Note W as to which the date is July 13, 2023) with respect to the consolidated financial statements of F&G Annuities & Life, Inc. included in its current report on Form 8-K dated July 13, 2023, and incorporated by reference in the Registration Statement (Form S-1 No. 333-275750) and related Prospectus of F&G Annuities & Life, Inc. for the registration of its senior notes.

/s/ Ernst & Young LLP

Des Moines, Iowa
November 29, 2023